Execution Version

AGREEMENT AND PLAN OF MERGER

among

Blackwater Midstream Holdings LLC

Blackwater Acquisition Sub Inc.,

and

Blackwater Midstream Corp.

Dated as of June 29, 2012

AUS01:633063.12

TABLE OF CONTENTS

Page

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2012 (this "Agreement"), is among Blackwater Midstream Holdings LLC, a Delaware limited liability company ("Parent"), Blackwater Acquisition Sub Inc., a Nevada close corporation managed by its stockholders ("Merger Sub") and an indirect wholly-owned subsidiary of Parent, and Blackwater Midstream Corp., a Nevada corporation (the "Company" and, together with Parent and Merger Sub, the "Parties").

WITNESSETH:

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company (the "Merger"), with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement and in accordance with Chapter 92A of the Nevada Revised Statutes ("NRS 92A");

WHEREAS, the board of directors of the Company (the "Company Board") has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into and adopt this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend approval of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the sole stockholder of Merger Sub has approved and adopted this Agreement on the terms and conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, certain members of management of the Company have entered into Rollover Commitments wherein they have committed to contribute Shares (as hereinafter defined) to Parent immediately prior to the Effective Time (as hereinafter defined) in exchange for units of Parent;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub's willingness to enter into this Agreement, Parent and certain stockholders of the Company entered into voting agreements of even date herewith (in the form attached as Exhibit A hereto, the "Voting Agreement") pursuant to which such stockholders agreed, subject to the terms thereof, to vote their respective Shares (as defined below) in favor of approval of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of NRS 92A, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the "Surviving Corporation").

Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Baker Botts L.L.P., 98 San Jacinto, Suite 1500, Austin, Texas, at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date") which shall be no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3 Effective Time. On the Closing Date, the Company shall cause the Merger to be consummated by executing and filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Nevada ("Nevada Secretary of State") in accordance with and as required by NRS 92A.200. The Merger shall become effective on such date and time as the Articles of Merger are duly filed with the Nevada Secretary of State or at such later date and time, which may not be more than 90 days after the date on which the Articles of Merger are filed, as may be agreed by Merger Sub and the Company in writing and specified in the Articles of Merger in accordance with NRS 92A (such time as the Merger becomes effective is referred to herein as the "Effective Time").

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger, and the applicable provisions of NRS 92A.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6 Directors. From and after the Effective Time, the Surviving Corporation will be a close corporation and all affairs of the corporation shall be managed by its sole shareholder in accordance with the Surviving Corporation's articles of incorporation and bylaws.

Section 1.7 Officers. From and after the Effective Time, the officers of Surviving Corporation shall consist of the officers of the Company immediately prior to the Effective Time, who shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Sections 2.1(b), 2.1(e) and 2.1(f), each share of common stock, par value $0.001 per share, of the Company issued and outstanding immediately prior to the Effective Time (such shares, collectively, "Company Common Stock," and each, a "Share"), other than (i) any Shares held by any direct or indirect wholly-owned subsidiary of the Company, which Shares shall remain outstanding except that the number of such Shares shall be appropriately adjusted in the Merger (the "Remaining Shares"), (ii) any Excluded Shares (as defined, and to the extent provided in, Section 2.1(f)), shall thereupon be converted automatically into and shall thereafter represent the right to receive $0.64 in cash without any interest thereon (the "Merger Consideration"). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Stock Options, Restricted Shares and Convertible Notes.

(i) In accordance with the terms of the Company's 2008 Equity Incentive Plan (the "Stock Purchase Plan"), each option or other award to purchase shares of Company Common Stock (each, a "Company Stock Option") granted under the Stock Purchase Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, effective immediately prior to the Effective Time, become fully vested, cancelled, and, in full consideration for such cancellation, converted into the right to receive from the Surviving Corporation an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option (or if there is not any such excess, zero) with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the "Option Consideration") less such amounts as are

required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of federal, state or local Tax Law with respect to the making of such payment. The Surviving Corporation shall make such payment to each holder of Company Stock Options by check within three Business Days following the Effective Time. The Company shall take all actions necessary such that, upon the occurrence of the Effective Time, all outstanding but unexercised Company Stock Options shall be cancelled and be of no further force and effect. The Company shall deliver evidence satisfactory to Parent that all Stock Company Options have either been exercised or cancelled.

(ii) In accordance with the terms of the Stock Purchase Plan, each award of restricted Company Common Stock (the "Restricted Shares") shall vest in full immediately prior to the Effective Time, and be treated like a Share with the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of federal, state or local Tax Law with respect to the making of such payment. The Surviving Corporation shall make such payment to each holder of Restricted Shares by check within three Business Days following the Effective Time.

(iii) Except as otherwise agreed in writing by the Company and Parent and the applicable holder thereof, all amounts outstanding at the Effective Time under the Convertible Promissory Notes dated October 15, 2009, as amended (the "2009 Notes") and the Convertible Promissory Notes dated March 31, 2010, as amended (the "2010 Notes," and together with the 2009 Notes, the "Notes") shall be paid in full unless such note holder has provided written notice to the Company at least 5 Business Days prior to Closing of its intent to convert the applicable Notes immediately upon and effective as of the Effective Time into such number of shares of Company Common Stock obtained by dividing the total amount owed under each applicable Note by $0.40 pursuant to the terms of the Notes, in which case such holder shall then be entitled to receive the Merger Consideration per share of Common Stock then received (the aggregate amount of such cash hereinafter referred to as the "Note Consideration") less such amounts as are required to be withheld or deducted under the Code or any provision of federal, state or local Tax Law with respect to the making of such payment. If the Notes are not converted to Shares of Company Common Stock, payment of the Notes shall be made to each holder of the Notes by check or wire transfer within three Business Days following the Effective Time.

(c) Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (including all Shares acquired pursuant to the Rollover Commitments) or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the "Cancelled Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement; provided that Parent may elect for any Shares acquired pursuant to the Rollover Commitments by Parent or a subsidiary of Parent to remain outstanding, subject to appropriate adjustment, and be deemed Remaining Shares.

(d) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and in addition to the Remaining Shares, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any dividend or distribution of stock, cash or property with a record date during such period, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

(f) Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who has properly demanded and perfected dissenter's rights pursuant to the applicable provisions of NRS 92A (the "Dissenting Stockholders"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares," and together with the Cancelled Shares, the "Excluded Shares"), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of NRS Chapter 92A (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of NRS 92A), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to receive the fair value of such shares of Company Common Stock under NRS 92A. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration in accordance with Section 2.1(a), without any interest thereon. The Company and the Surviving Corporation shall give Parent (i) prompt notice of any written demands to exercise dissenter's rights in respect of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to NRS 92A and received by the Company or the Surviving Corporation relating to dissenter's rights held by stockholders, and (ii) Parent shall have the right to engage in and actively participate in all negotiations and proceedings with respect to any demands for fair value under NRS 92A. Neither the Company nor the Surviving Corporation shall, except with the prior written consent

of Parent, voluntarily make or agree to make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or approval of any withdrawal of any such demands. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which dissenter's rights have been perfected shall be returned to Parent upon demand.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. At or essentially simultaneously with the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company reasonably acceptable to the Company that shall be appointed by Parent to act as a paying agent hereunder (the "Paying Agent"), in trust for the benefit of the holders of the Shares (including the Restricted Shares), the Company Stock Options and the Notes that have converted to Shares, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares or Restricted Shares ("Certificates") (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry ("Book-Entry Shares") pursuant to the provisions of this Article II and (ii) the Option Consideration payable pursuant to Section 2.1(b)(i) and (iii) the Note Consideration payable pursuant to Section 2.1(b)(iii) (such cash referred to in subsections (a)(i), (a)(ii) and (a)(iii) being hereinafter referred to as the "Exchange Fund").

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than five (5) Business Days following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof which are reasonably acceptable to Parent) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) to each holder of a Company Stock Option, a check in an amount due and payable to such holder pursuant to Section 2.1(b) hereof in respect of such Company Stock Option.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder's properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of

ownership of Shares that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer and other Taxes (as hereinafter defined) have been paid or are not applicable.

(iii) The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options such amounts as are required to be withheld or deducted under the Code, or any provision of federal, state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Book-Entry Shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Company Stock Options pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3 Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares to Parent pursuant to the Rollover Commitments shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company SEC Documents filed on or after June 15, 2012 (excluding any disclosures in the "Risk Factors" and "Forward Looking Statements" sections thereof or any other disclosures in the Company SEC Documents which are cautionary, predictive or forward-looking in nature), or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Schedule," the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries, as previously provided to Parent, are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.

(c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a "Company Material Adverse Effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, (x) has had or would be reasonably likely to have a material adverse effect on the assets, properties, business, results of

operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) that would be reasonably likely to prevent or materially delay or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated hereby, but, shall not include: (a) any effect, change, event or occurrence (i) generally affecting the industry in which the Company and its Subsidiaries operate, (ii) generally affecting political conditions, the economy, or financial or capital markets, in the United States or elsewhere in the world or (iii) to the extent resulting directly from the announcement of the execution of this Agreement or the consummation of the transactions provided for herein other than for purposes of any representation or warranty in Section 3.4(b) or Section 3.4(c); (b) changes in Law or in generally accepted accounting principles or in accounting standards after the date of this Agreement; (c) acts of war (whether or not declared), terrorism or insurrection, or any escalation or worsening of any such acts of war (whether or not declared), terrorism or insurrection; (d) compliance with the terms of this Agreement; (e) in and of itself, any decline in the market price, or change in trading volume, of the capital stock of the Company (it being acknowledged that any underlying causes of any such decline or change are not excluded by this clause (e)); or (f) any failure, in and of itself, by the Company to meet any internal or public projections, forecasts, guidance or estimates of financial performance (it being acknowledged that any underlying causes of any such failure are not excluded by this clause (f)); *provided, however*, that any effect, change, event or occurrence referred to in clauses (a), (b) or (c) above shall not be excluded from, and shall be taken into account in determining whether there has been, a Company Material Adverse Effect, if such effect, change, event or occurrence has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). As of March 31, 2012, (i) 56,476,186 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury, (iii)(A) 9,883,333 shares of Company Common Stock were reserved for issuance under the Company's Stock Purchase Plan, of which 725,882 shares of Company Common Stock were subject to outstanding options issued pursuant to such plan and 8,390,442 Restricted Shares were issued and outstanding pursuant to such plan, (B) 11,877,583 shares of Company Common Stock were reserved for issuance in connection with the conversion of the Notes and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and issued in compliance with all applicable securities Laws. No shares of Company Common Stock are owned by any Subsidiaries of the Company.

(b) Except as set forth in subsection (a) above or as provided in Section 3.2(b) of the Company Disclosure Schedule, or as permitted after the date hereof by Section 5.1(b), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other

equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock) or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. The Company does not have any stockholder rights plan in effect.

(c) Except for the Company Stock Options, the Restricted Shares and the Notes referred to in subsection (a) above, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) Except for the Voting Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) There are no registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries (i) to which the Company is a party or (ii) of which the Company has knowledge, if the Company is not a party thereto.

Section 3.3 Subsidiaries and Joint Ventures. Section 3.3 of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. The Company does not have an interest in any Joint Venture. Except as provided in Section 3.3 of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, claims, deeds of trust, options, rights of first refusal, restrictive covenants, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under applicable law, including the Securities Act of 1933, as amended , and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens"). Other than the Subsidiaries, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

Section 3.4 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as hereinafter

defined), to consummate the transactions contemplated hereby. The adoption, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and, except for (i) the Company Stockholder Approval and (ii) the filing of the Articles of Merger with the Nevada Secretary of State, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Company Board has unanimously resolved to recommend that the Company's stockholders approve this Agreement and the transactions contemplated hereby (the "Recommendation"). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity, and any implied covenant of good faith and fair dealing (the "Bankruptcy and Equity Exception").

(b) Other than in connection with or in compliance with (i) NRS 92A and (ii) the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "Company Approvals") no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a "Governmental Entity") is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) except as provided in Section 3.4(c) of the Company Disclosure Schedule, result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation, payment of any consent or similar fee, or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, required consent, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports and Financial Statements.

(a) The Company and its Subsidiaries have filed all forms, documents, statements and reports required to be filed prior to the date hereof by them with the Securities

and Exchange Commission (the "SEC") since September 1, 2008 (the forms, documents, statements and reports filed with the SEC since September 1, 2008 and those filed with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the "Company SEC Documents"). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and complied or will comply as applicable, in all material respects with the then applicable accounting standards. None of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents fairly presented, in all material respects, the financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the results of their operations and their cash flows and changes in stockholders equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.6 Internal Controls and Procedures.

(a) The Company has established and maintains effective disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act"). The management of the Company has completed its assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2012, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluations, to the Company's outside auditors and the audit committee of the Company Board (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect the Company's ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves

management or other employees who have a significant role in the Company's internal controls over financial reporting.

(b) Since March 31, 2012, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has a "significant deficiency" or "material weakness" (as such terms are defined in the Public Accounting Oversight Board's Auditing Standard No. 2, as in effect on the date hereof), in the Company's internal controls over financial reporting.

Section 3.7 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company's consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed at least two (2) Business Days prior to the date hereof, (ii) for liabilities and obligations arising under this Agreement and transactions contemplated by this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2012, (iv) for liabilities or obligations under Company Material Contracts, other than in the case of material breach by the Company and (vi) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would require accrual disclosure under GAAP and that would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events. Since March 31, 2012, (a) except as otherwise required or expressly contemplated by this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (ii) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would have, individually or in the aggregate a Company Material Adverse Effect and (b) prior to the date hereof, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that were it to be taken from and after the date hereof would require approval of Parent pursuant to Section 5.1(b) of this Agreement.

Section 3.9 Finders or Brokers; Transaction Fees. Except for SunTrust Robinson Humphrey, Inc., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby. Section 3.9 of the Company Disclosure Schedule contains the Company's good faith estimate as of the date of this Agreement of all fees, expenses or commissions that will be paid or will be payable by the Company or any of its Subsidiaries to financial, legal and other advisors for the provision of services to the Company in connection with the consummation of the transactions contemplated hereby, including litigation, if any, regarding the transactions contemplated hereby ("Transaction

Fees"). The Company and its Subsidiaries have, prior to the date hereof, paid or committed to pay only those Transaction Fees which have been or will be incurred by the Company or by the Company's directors in their capacity as directors, and no Transaction Fees have been paid or committed to be paid by the Company or its Subsidiaries for services rendered to other Persons. The Company has provided to Parent a copy of its agreement regarding payment of fees and expenses to SunTrust Robinson Humphrey, Inc.

Section 3.10 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since the later of September 1, 2008 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law, (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company, nor any of its Subsidiaries, nor any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except in the case of clauses (i), (ii) or (iii) where such action, violation or noncompliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), (ii) all Company Permits are in full force and effect, (iii) any renewal application required to keep each Company Permit in effect has been timely filed, (iv) no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, (v) the Company and its Subsidiaries are not, and since September 1, 2008 have not been, in violation or breach of, or default under, any Company Permit and (vi) no event or condition has occurred or exists which would reasonably be expected to result in a violation of, breach of or loss of a benefit under any Company Permit (in each case, with or without notice or lapse of time or both).

(d) The representations and warranties set forth in this Section 3.8 shall not apply to Environmental Law (which is the subject of Section 3.11), ERISA (which is the subject of Section 3.12 or Laws relating to Taxes (which are the subject of Section 3.16).

Section 3.11 Environmental Laws and Regulations.

(a) Except as set forth on Section 3.11 of the Company's Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses and are in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) the Company and each of its Subsidiaries have obtained all licenses, permits, approvals, consents, orders, certificates, registrations and other authorizations under Environmental Laws (the "Environmental Permits") and each Environmental Permit is valid and in full force and effect, and any renewal application required to keep each Environmental Permit in effect has been timely filed; (iii) neither the Company nor any of its Subsidiaries is in default or breach of any Environmental Permit, and no proceeding is pending or, to the Company's Knowledge, threatened to revoke, deny, modify, or condition any Environmental Permit or any renewal thereof, (iv) the Company and each of its Subsidiaries have timely made all filings and timely submitted all reports required under Environmental Permits or Environmental Laws, (v) there has been no Release of any Hazardous Substance by the Company or by any of its Subsidiaries, or from any properties while owned by the Company or any of its Subsidiaries or former Subsidiaries while owned by the Company, or as a result of any operations or activities of the Company or any of its Subsidiaries or former Subsidiaries while owned by the Company, in any manner or for which the Company or any of is Subsidiaries would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, (vi) neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any federal, state, local or foreign or provincial Governmental Entity asserting that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, (vii) to the Company's Knowledge no Hazardous Substance has been treated, stored, disposed of, Released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries, (viii) to the Company's Knowledge no Hazardous Substance is required to be removed, encapsulated or abated and there is no other remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws at any properties owned by the Company or any of its Subsidiaries, (ix) neither the Company, its Subsidiaries nor any of their respective properties are, or, to the Knowledge of the Company, are threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law, (x) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any claim against the Company or any of its Subsidiaries and (xi) the Company has delivered to Parent and Merger Sub true and complete copies of all environmental audits, evaluations, assessments, studies or tests of which it is aware and any other material information in the possession of or reasonably

available to the Company or its Subsidiaries regarding the environmental condition or compliance (or noncompliance) status of the Company and any its Subsidiaries.

(b) As used herein, "Environmental Law" means any Law relating to (i) the protection, preservation or restoration of the environment or the protection of the public health and safety (including, without limitation, air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c) As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(d) As used herein, "Release" means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration of any Hazardous Substance into the indoor or outdoor environment, or into or out of any property or facility.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete list of all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and all other compensation and employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA and whether written or unwritten or insured or self-insured, providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension, deferred compensation, change in control, savings benefits or any other benefits, that are (i) established, sponsored, maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, any of its Subsidiaries or any entity that would be deemed a "single employer" with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an "ERISA Affiliate") for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries or their beneficiaries, or (ii) with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, stockholder or other service provider or beneficiary or (iii) all employee and consultant agreements providing compensation, vacation, severance, change in control or other benefits to any current or former officer, employee or consultant of the Company or any of its Subsidiaries (each a "Company Benefit Plan," and collectively, the "Company Benefit Plans"). In addition, Section 3.12(a) of the Company Disclosure Schedule sets forth the following information with respect to the

outstanding Restricted Shares and Company Stock Options: (i) the equity plan pursuant to which such Company Stock Option was granted; (ii) the name or identification number of the holder; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the fair market value of the Common Stock on the date of the grant; (vi) the date on which such Company Stock Option was granted; (vii) whether the Company Stock Option is intended to qualify as an "incentive stock option" under Section 422 of the Code; (viii) the applicable vesting schedule, (ix) the extent to which such Company Stock Option is vested and exercisable; (x) the expiration date; (xi) the status of the holder of the Company Stock Option as either an employee, consultant or director; and (xii) whether any circumstances exist with respect to such Company Stock Option (and if so, a description of such circumstances) that would require its material terms to be amended in order to be exempt from the provisions of Section 409A of the Code. The Company has not ever granted stock options, stock purchase rights, or other forms of equity compensation awards pursuant to any equity compensation plan other than the Stock Purchase Plan. The Company has provided Parent with accurate and complete copies of the forms of all agreements evidencing such awards. Each grant of a Company Stock Option was duly authorized by all necessary corporate action no later than the date on which the grant of such Company Stock Option was by its terms to be effective. The per share exercise price of each Company Stock Option was equal to or greater than the fair market value of a share of Company Common Stock on the applicable grant date. The Company has not knowingly granted, and there is no and has been no Company policy or intentional practice to grant, Company Stock Options prior to, or otherwise intentionally coordinate the grant of Company Stock Options with, the release of material information regarding the Company or its Subsidiaries.

(b) No action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened (i) with respect to any Company Benefit Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries, (ii) alleging any breach of the material terms of any Company Benefit Plan or any fiduciary duties or (iii) with respect to any violation of any applicable Law with respect to such Company Benefit Plan. No event has occurred and, to the Knowledge of the Company, except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, no condition exists that would, either directly or by reason of the Company's or any Subsidiary's affiliation with any of their ERISA Affiliates, subject the Company or any of its Subsidiaries to any tax, fine, lien, penalty or other liability imposed by ERISA or, with respect to each Company Benefit Plan, the Code or other applicable Laws.

(c) Each Company Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole. Each Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked and to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. All contributions required to be made by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates to any Company Benefit Plan and all

premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period have been timely made or paid in full.

(d) None of the Company Benefit Plans is, or has ever been, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company, any Company Subsidiary, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan, program or arrangement that is subject to Section 412 or 4971 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any "multiemployer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any "single-employer plan" (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(e) Except as disclosed in Section 3.12(e) of the Company Disclosure Schedule, the execution of this Agreement or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (whether contingent or otherwise), (i) entitle any current or former director, employee, independent contractor, consultant or officer of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, compensation or benefit except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, result in any funding, or increase the amount of any payment, compensation or benefit due any such director, employee, independent contractor, consultant or officer, except as expressly provided in this Agreement, or (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director, independent contractor, consultant or officer, (iv) result in any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan, (v) result in any new or increased contribution required to be made to any Company Benefit Plan or (vi) provide for any director, officer, employee or service provider to be entitled to a gross-up, make whole or other payment as a result of the imposition of taxes under Section 280G, 4999 or 409A of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries. No payment or benefit which has been, will be or may be made by the Company or any of its Subsidiaries with respect to any present or former employee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement could result in any "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code or nondeductibility under Section 162(m) of the Code.

(f) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, all Company Benefit Plans subject to the Law of any jurisdiction outside of the United States (i) have been established and maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all necessary requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(g) The date of grant of each Company Stock Option reflected on the books and records of the Company and used in determining the accounting charge, if any, in respect of such Company Stock Option is the actual date on which such Company Stock Option was granted. Except as disclosed in Section 3.12(g) of the Company Disclosure Schedule, there is no internal or external investigation ongoing or completed the subject of which was wholly or partially the determination of the proper grant date of Company Stock Options. For purposes of this Section 3.10(g), the term "Company Stock Option" includes each stock option which would be a Company Stock Option but for the fact that it was exercised prior to the date of this Agreement.

(h) With respect to each Company Benefit Plan, the Company has provided to Parent a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent documents constituting the Company Benefit Plan and all amendments thereto, (ii) any related trust agreement or other funding instrument, (iii) the most recent Internal Revenue Service ("IRS") determination or opinion letter, (iv) the most recent summary plan description, summary of material modifications and all other written communications (or a description of all oral communications) by the Company or any of its Subsidiaries to their respective employees concerning the extent of the benefits provided under the Company Benefit Plan, (v) a summary of any proposed amendments or changes anticipated to be made to the Company Benefit Plan, (vi) for the two most recent years (A) Forms 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, and (vii) for the last three years, all correspondence with any governmental authority regarding the operation or the administration of the Company Benefit Plan, including filings under the IRS' Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor's Delinquent Filer Program or Voluntary Fiduciary Correction Program.

(i) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability with respect to an obligation to provide health or other non-pension benefits to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law.

Section 3.13 Interested Party Transactions. Except for employment Contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to or incorporated by reference in a Company SEC Document filed prior to the date hereof or Company Benefit Plans, Section 3.13 of the Company Disclosure Schedule sets forth a correct and complete list of the contracts, arrangements that are in existence as of the date of this Agreement or transactions under which the Company or any of its Subsidiaries has any existing or future liabilities (an "Affiliate Transaction"), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of either the Company or any of its Subsidiaries or any of such officer's or director's immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries). The Parent has been provided correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction. All Affiliate Transactions have been and are being conducted on an arm's length basis.

Section 3.14 Investigations; Litigation. There are no (i) investigations or proceedings pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (ii) actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries, in each case of clause (i) or (ii), which would have (if adversely determined), individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Proxy Statement; Other Information. None of the information contained in the Proxy Statement (as hereinafter defined) will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting (as such Proxy Statement shall have been amended or supplemented as of the date of the Company Meeting), and at the time of any amendments thereof or supplements thereto will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by or on behalf of Parent or any of its Affiliates (other than the Company and its Subsidiaries). The letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders in connection with the Merger to be filed with the SEC, and any related schedules or other documents required to be filed with the SEC, in connection with seeking the approval of this Agreement are collectively referred to herein as the "Proxy Statement."

Section 3.16 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (iv) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vi) none of the Company or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (A) occurring during the two-year period ending on the date hereof, or (B) that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the

Merger, (vii) the Company and each of its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party and is in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection therewith, (viii) none of the Company or any of its Subsidiaries has been a party to any "reportable transaction" within the meaning of Treasury Regulation 1.6011-4(b)(1), (ix) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), by contract, agreement or otherwise, (x) no waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of the Company or any of its Subsidiaries, (xi) no issue has been raised in writing by a taxing authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a deficiency for any subsequent taxable period, (xii) no claim has been in writing made by a taxing authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction, and (xiii) neither the Company nor any of its Subsidiaries (A) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority with respect to income Taxes or (B) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, in each case, within the preceding three taxable years or that may otherwise be in effect at any time after the Effective Time of the Merger with respect to income Taxes.

(b) As used in this Agreement, (i) "Tax" or "Taxes" means (A) any and all federal, state, local or foreign or provincial taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, and (B) any liability in respect of any items described in clause (A) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise, and (ii) "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.17 Labor Matters

(a) Except for such matters which would not have individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice during the past two years of the intent of any Governmental Entity

responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no (and have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries ("Employees"), (ii) to the Knowledge of the Company, there is no (and has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no (and has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) there is no (and has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to Employees and (v) the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the "WARN Act") or any similar state or local law as a result of any action taken by the Company that would have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements.

(b) Except as would not have, individually or in the aggregate a Company Material Adverse Effect, all individuals that have been or that are classified by the Company as independent contractors, including without limitation drivers, have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of the Company.

Section 3.18 Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, Internet addresses and other computer identifiers, web sites and web pages, computer software programs, including all source code, object code, specifications, databases and related documentation, trade secrets, know-how, customer information, confidential business information and technical information, and all licenses, distribution agreements and covenants not to sue relating to the foregoing used in their respective businesses as currently conducted (collectively, the "Intellectual Property") free and clear of all Liens. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of the Company, (ii) the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, and (iv) no person is infringing any Intellectual Property of the Company or any of

its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) all registrations and applications for patents, trademarks, copyrights and domain names owned or controlled by the Company or any of its Subsidiaries require no action within 90 days after Closing to maintain same, and to the knowledge of the Company, are subsisting, valid and enforceable, and (b) the Company and its Subsidiaries have taken all reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and require all persons who create or contribute to material Intellectual Property to assign all of their rights to the Company or such Subsidiary. To the Knowledge of the Company, no software necessary to the conduct of the Company or any of its Subsidiaries contains any material software defect or any virus, Trojan horse, worm or other malicious code designed to permit unauthorized access to, or to disable, erase or otherwise harm, any computer, systems or material software. To the Knowledge of the Company, upon the consummation of the transactions contemplated herein, the Company shall own or have the right to use all Intellectual Property on the same terms and conditions as the Company and its Subsidiaries enjoyed prior to such transaction.

Section 3.19 Property. The real property set forth on Section 3.19 of the Company Disclosure Schedule constitutes all material real property (including all buildings, fixtures and other improvements thereto) used by Company or a Subsidiary of the Company, in each case, such as are necessary to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted and all such property has been maintained, repaired and replaced in the ordinary course of business and is in reasonably good repair and condition (ordinary wear and tear excepted). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has marketable title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties free and clear of all Liens (except in all cases for Liens permissible under any applicable loan agreements and for title exceptions, defects, encumbrances, and other matters, whether or not of record, which in the aggregate do not materially affect the value of the property or the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or any of its Subsidiaries and, to the Company's Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries or, to the Company's Knowledge, the counterparties thereto, or event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company's Knowledge, the counterparties thereto. The representations and warranties set forth in this Section 3.19 shall not apply to Intellectual Property, which is the subject of Section 3.18.

Section 3.20 Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses as set forth on Section 3.20 of the Company Disclosure Schedule. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the

Company or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action which could permit termination or material modification of, any material insurance policies, and (ii) no notice in writing of cancellation or termination has been received with respect to any material insurance policy and no such policy shall terminate or give rise to a right of cancellation by reason of the execution, delivery and performance of this Agreement.

Section 3.21 Opinion of Financial Advisor. The Company Board has received the opinion of SunTrust Robinson Humphrey, Inc., dated as of the date the Company Board approved this Agreement, to the effect that, as of such date, and subject to the assumptions, qualifications and limitations and other matters set forth in such opinion, the Merger Consideration to be received by the holders of the Company Common Stock (other than those that are parties to a Rollover Commitment, Parent and their respective Affiliates) is fair, from a financial point of view, to such holders. The Company will provide Parent (solely for informational purposes) a true, correct and complete copy of such opinion promptly following receipt thereof.

Section 3.22 Required Vote of the Company Stockholders. The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby (the "Company Stockholder Approval").

Section 3.23 Material Contracts.

(a) As of the date of this Agreement, except for this Agreement, the Company Benefit Plans, Contracts filed with the SEC prior to the date hereof or as set forth on Section 3.2(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) which is (i) a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract, lease, license or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness or other obligation to make payment in an amount in excess of $100,000 individually, (iii) a contract, which to the Knowledge of the Company purports to materially limit the right of the Company or any of its Affiliates to engage or compete in any line of business in which the Company or its Subsidiaries is engaged or to compete with any person or operate in any location, (iv) a contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of the Company or its Subsidiaries taken as a whole, (v) settlement or similar agreement with any governmental entity or order or consent of a governmental entity to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and any of its Subsidiaries taken as a whole (all contracts of the type

described in this Section 3.23(a), together with all Contracts with transportation suppliers and any revenue generating Contracts with customers of the Company (which supplier and customer Contracts are set forth in Section 3.23 of the Company Disclosure Schedule (the "Material Customer/Supplier Contracts")), being referred to herein as "Company Material Contracts").

(b) Other than as a result of the expiration or termination of any Company Material Contract in accordance with its terms and except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries or their counterparties under any such Company Material Contract. Since December 31, 2011, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has received any written notice that any counterparty to a Material Customer/Supplier Contract (i) has reduced or will reduce the use of products or services of the Company or any of its Subsidiaries, or (ii) has sought to terminate or amend the terms of a Material Customer/Supplier Contract, including in each case as a result of the Agreement or the transactions contemplated hereby.

Section 3.24 State Takeover Statutes. The Company has taken all actions necessary for purposes of (i) the "combinations with interested stockholders" statutes set forth in NRS 78.411-78.444, or (ii) the "acquisition of controlling interest" statutes set forth in NRS 78.378-78.3793 (collectively, the "Takeover Statutes") to ensure that the restrictions of the Takeover Statutes are not applicable to the Merger, the Voting Agreement, the Rollover Commitments or other transactions contemplated hereby, and no other "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States is applicable to the Company with respect to the Merger, the Voting Agreement, the Rollover Commitments or other transactions contemplated hereby.

Section 3.25 No Other Representations or Warranties.. Except for the representations and warranties made by the Company in this Agreement or the schedules hereto or the certificates delivered pursuant hereto, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign business entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby (a "Parent Material Adverse Effect"). The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and are in full force and effect. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Other than in connection with or in compliance with (i) the provisions of NRS 92A and (ii) the Exchange Act (collectively, the "Parent Approvals"), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Parent and Merger Sub will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) assuming that the consents and approvals referred to in Section 4.2(b) are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, required consent, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Proxy Statement; Other Information. None of the information supplied or to be supplied in writing by or on behalf of Parent or any of its Affiliates (other than the Company and its Subsidiaries) for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.4 Financing

. Parent has delivered to the Company a true, correct and complete copy, as of the date of this Agreement, of an executed funding commitment letter (the "Equity Funding Letter") from ArcLight Energy Partners Fund V, L.P. to invest in Parent, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being collectively referred to as the "Financing"). As of the date hereof, the Equity Funding Letter has not been amended or modified, no such amendment or modification is contemplated, and the respective obligations and commitments contained in such letter have not been withdrawn or rescinded in any respect. There are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Equity Funding Letter, the Rollover Commitments and any other customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Financing. Assuming (i) the Financing is funded in accordance with the Equity Funding Letter, (ii) certain members of management of the Company comply with their Rollover Commitments, (iii) the accuracy of the representations and warranties set forth in Article III and (iv) performance by the Company of its obligations under Section 5.1, as of the date hereof, the net proceeds contemplated by the Equity Funding Letter will be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration, Option Consideration and Note Consideration. The Equity Funding Letter is in full force and effect as of the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be

expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Equity Funding Letter. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing; provided that Parent is not making any representation regarding the accuracy of the representations and warranties set forth in Article III, compliance by the Company of its obligations hereunder or compliance by the members of management with their Rollover Commitments. The Equity Funding Letter contains all of the material conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein.

Section 4.5 Solvency. Assuming (a) satisfaction of the conditions to Parent's obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Merger Consideration, Option Consideration and Note Consideration (b) the accuracy of the representations and warranties of the Company set forth herein, (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, (d) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (e) payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term "Solvent" when used with respect to any Person, means that, as of any date of determination (a) the amount of the "fair saleable value" of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed (i) the value of all "liabilities of such Person, including contingent and other liabilities," as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person and its Subsidiaries on a consolidated basis will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.6 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.7 Finders or Brokers. Neither Parent nor Merger Sub has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

Section 4.8 Ownership of Shares. Immediately prior to the date of this Agreement, none of Parent, Merger Sub or their controlled affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their controlled affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement. Immediately prior to the Effective Time, Parent or Merger Sub will own only those Shares subject to the Rollover Commitments.

Section 4.9 Litigation. As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions provided for herein.

Section 4.10 No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this Agreement or any other agreement contemplated hereby, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, any other agreement contemplated hereby or the transactions contemplated hereby and thereby, and Parent and Merger Sub hereby disclaim any such other representations and warranties.

Section 4.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive separately from this Agreement and the schedules hereto from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that except to the extent, if any, covered by a representation or warranty in this Agreement, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except to the extent, if any, covered by a representation or warranty in this Agreement, Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, with respect thereto.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, (iii) as expressly contemplated or expressly permitted by this Agreement or (iv) as disclosed in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in all material respects in the ordinary course consistent with past practices, (ii) use commercially reasonable best efforts to maintain and preserve intact its business organization and business relationships and to retain the services of its key officers and key employees, and (iii) take no action which would adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or which would otherwise delay or prohibit consummation of the Merger or other transactions contemplated hereby.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Closing, except as set forth in Section 5.1 of the Company Disclosure Schedule, consented to in writing by Parent or expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(i) adjust, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any of its capital stock except pursuant to the exercise or settlement of Company Stock Options, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or other awards issued and outstanding as of the date hereof under the Company Stock Plans;

(iii) grant any person any right to acquire any shares of its capital stock except as required under any existing agreement as listed in Section 5.1(b)(iii) of the Company Disclosure Schedule;

(iv) issue, deliver, sell, grant, or pledge any (A) shares of capital stock except pursuant to the exercise of stock options or other awards issued under the Stock Purchase Plan issued and outstanding as of the date hereof and in accordance with the terms of such instruments any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of its capital stock or securities, or (C) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

(v) purchase, construct, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $100,000 in the aggregate; provided that the prior written consent of Parent with regard to the restrictions in this clause (v) shall not be unreasonably withheld or delayed in the event any purchase or construction is (a) required by Law or (b) necessary in connection with operational emergencies or equipment or tank failures or outages to prevent injury to persons or property;

(vi) authorize, or make any commitment with respect to, any single expenditure in excess of $100,000 or any capital expenditures for the Company and the Company Subsidiaries in excess of $250,000 in the aggregate other than (a) in the ordinary course of the Company's business or (b) as set forth in the Company's 2012 operating plan made available to Parent and Merger Sub, and provided further that the prior written consent of Parent with regard to the restrictions in this clause (vi) shall not be unreasonably withheld or delayed in the event any expenditure is required by Law or necessary in connection with operational emergencies or equipment or tank failures or outages to prevent injury to persons or property;

(vii) other than in connection with drawdowns or repayments with respect to existing credit facilities in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease, cancel or modify in any material respect the terms of indebtedness for borrowed money or incur, assume, guarantee, or become obligated with respect to any debt in an amount greater than $50,000 in the aggregate, or any debt which contains covenants that restrict the Merger;

(viii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof;

(ix) except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other than any Contract relating to indebtedness that would not be prohibited under clause (vii) of this Section 5.1(b);

(x) (A) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed in writing to Parent, grant or announce any stock option, equity or incentive awards or the increase in the salaries, bonuses, severance, termination pay or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors, stockholders or other service providers of the Company or any Company Subsidiary, (B) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with

respect to employees having an annual base salary and incentive compensation opportunity not to exceed $150,000, (C) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed in writing to Parent, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Benefit Plan or other agreement or arrangement in effect on the date of this Agreement to any employee, officer, director, stockholder or other service provider of the Company or any of its Subsidiaries, whether past or present, or take any action to accelerate vesting of any right to compensation or benefits, (D) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed in writing to Parent, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, (E) except as required to ensure that any Company Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or materially increase benefits under or renew, amend, modify or terminate any existing Company Benefit Plan or benefit arrangement or any collective bargaining agreement, or (F) take any action to accelerate any rights, benefits or the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation (other than as contemplated by this Agreement);

(xi) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $100,000 in the aggregate or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

(xii) amend or waive any provision of the articles of incorporation and bylaws or other equivalent organizational documents or, in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such;

(xiii) take or omit to take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect (or in any respect in the case of representations and warranties qualified by Company Material Adverse Effect) at any time prior to the Effective Time, or take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article IV not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(xiv) enter into any "non-compete", "non-solicit" or similar agreement that would materially restrict any business of the Surviving Corporation or its Subsidiaries or their ability to solicit customers or employees following the Effective Time;

(xv) enter into any agreement containing a "most favored nation" or other similar provision requiring the Surviving Corporation or its Subsidiaries to offer any Person terms or concessions at least as favorable as those offered to one or more other parties;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xvii) except as may be required by GAAP or other applicable financial or accounting requirement, or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods;

(xviii) change any method of Tax accounting, make, change or revoke any Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xix) enter into any new, or amend or otherwise alter any Affiliate Transaction or transaction which would be an Affiliate Transaction if such transaction occurred prior to the date hereof;

(xx) make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $20,000 in the aggregate for all such loans, advances, contributions and investments, except for (i) transactions solely among the Company and/or wholly-owned Subsidiaries of the Company, or (ii) as required by existing contracts set forth in Section 5.1(b)(xix) of the Company Disclosure Schedule;

(xxi) incur or pay fees, expenses or commissions to be paid to financial, legal and other advisors in connection with consummation of the transactions contemplated by this Agreement other than as described in Section 3.9 of the Company Disclosure Schedule;

(xxii) fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xxiii) adopt or implement a stockholder rights plan or similar arrangement;

(xxiv) implement any employee layoffs that could implicate the WARN Act; or

(xxv) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).

Section 5.2 Access to Information.

(a) From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Company shall (i) provide to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including furnishing to Parent the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results), and (iii) instruct the employees,

counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent to obtain access to information concerning the Company and its Subsidiaries, as the case may be, pursuant to this Section 5.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

(b) Parent hereby agrees that all information provided to it or its counsel, financial advisors, auditors and other authorized representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be "Confidential Information" to the extent such information would be considered "Confidential Information," in each case, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of February 1, 2012, between the Company and ArcLight Capital Partners, LLC (the "Confidentiality Agreement"); provided, that Parent shall be entitled to share such Confidential Information with its directors, partners, officers, employees, sources of financing, counsel, financial advisors, consultants, accountants, representatives, prospective co-investors or limited partners of the members of Parent; provided further, that any such person to whom Parent provides Confidential Information shall agree to be bound by the confidentiality provisions of the Confidentiality Agreement or shall execute their own confidentiality agreements with the Company.

Section 5.3 No Solicitation.

(a) Subject to Sections 5.3(b)-5.3(g), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective officers, directors, employees, agents and other representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries ("Representatives") not to, directly or indirectly, (i) initiate, solicit, encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries, in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement, or (vi) resolve to propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of this Section 5.3 by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b) The Company shall, and shall cause each of its Subsidiaries and each of their Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal.

(c) Notwithstanding anything to the contrary in Section 5.3(a), prior to receipt of the Company Stockholder Approval, the Company may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of Section 5.3(a) and which the Company Board determines, in good faith, after consultation with its outside counsel and financial advisors, may reasonably be expected to result in a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement no less restrictive (including with respect to standstill provisions) of the other party than the Confidentiality Agreement and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, (i) that Parent shall be entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with the Company furnishing information to the person making such Alternative Proposal or its Representatives and (ii) that the Company shall simultaneously provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

(d) Subject to Section 7.1(c)(ii), neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve or publicly propose to approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal or (iii) approve or recommend, resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal (any of the foregoing actions in clauses (i) through (iii), whether taken by the Company Board or a committee thereof, a "Change in Board Recommendation"). Notwithstanding the foregoing, but subject to Section 5.4(b), if, prior to receipt of the Company Stockholder Approval, (i) the Company Board determines in good faith, after consultation with its outside counsel and financial advisors, that the failure to make a Change in Board Recommendation would constitute a breach of its fiduciary duties under applicable Law, (ii) the Company Board provides Parent with advance written notice of the intention to make a Change in Board Recommendation, and (iii) if the Change in Board Recommendation is based on the receipt of an Alternative Proposal, such Alternative Proposal did not result from a breach of Section 5.3(a), then the Company Board may withdraw or modify its Recommendation.

(e) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries which, in the good faith judgment of the Company Board, is reasonably likely to lead to an Alternative Proposal, (iii) the identity of the person making any such Alternative Proposal or indication or inquiry and (iv) the material terms of any such Alternative Proposal or indication or inquiry (including copies of any material document evidencing such Alternative Proposal or inquiry). The Company shall keep Parent reasonably informed on a current basis of the status including any change to the terms thereof of any such Alternative Proposal or indication or inquiry.

(f) Notwithstanding the foregoing, other than in connection with a termination of this Agreement pursuant to Section 7.1(c)(ii) to accept a Superior Proposal, the Company shall not waive the provisions of any Takeover Statutes with respect to any Person other than Parent, Merger Sub, its stockholders of Parent and Merger Sub and any Affiliates of Parent, Merger Sub and each such stockholder.

(g) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall in any event be entitled to disclose a position under Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act other than the Recommendation unless the Company Board determines in good faith, after consultation with its outside counsel and financial advisors, that a failure to so withdraw or modify its Recommendation would constitute a breach of its fiduciary duties under applicable Law, provided that nothing herein shall relieve the Company of its obligations under Section 5.3(d).

(h) As used in this Agreement, "Alternative Proposal" shall mean (i) any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company of over 25% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

(i) As used in this Agreement, "Superior Proposal" shall mean any written Alternative Proposal (i) on terms which the Company Board determines in good faith, after consultation with the Company's outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders (other than those holders of Company Common Stock that are party to a Rollover Commitment), and excluding consideration of any interests that any holder may have other than as a stockholder of the Company entitled to receive the merger consideration) of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal or offer by Parent to amend the terms of this Agreement and the Merger during the applicable time periods specified in Section 7.1(c)(ii) and (ii) that the Company Board believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition of "Superior Proposal," the references to "25%" in "Alternative Proposal" shall be deemed to be "50%"; and provided further that the Company Board shall not so determine that any such proposal is a Superior Proposal prior to the time that is 5 Business Days after the time at which the Company has complied in all respects with Section 5.3(c) with respect to such proposal.

Section 5.4 Filings; Other Actions.

(a) The Company shall prepare the Proxy Statement for filing with the SEC as promptly as practicable following the date of this Agreement, which initial filing shall occur no later than the thirtieth (30th) day from the date hereof. The Proxy Statement, subject to Section 5.3(d), shall include the Recommendation. Parent, Merger Sub and the Company shall cooperate

with each other in connection with the preparation of the foregoing documents. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent and Merger Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Company will provide to Parent copies of all such filings made and correspondence with the SEC with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with NRS 92A and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (such meeting or any adjournment or postponement thereof, the "Company Meeting"), and (ii) subject to a Change in Board Recommendation in accordance with Section 5.3(d), use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby. In the event the Company effects a Change in Board Recommendation in accordance with Section 5.3(d), this Agreement shall not be submitted for approval by the stockholders of the Company.

Section 5.5 Agreements to Accept the Merger Consideration. Following the date of this Agreement, the Compensation Committee of the Company Board, or the Company Board, as appropriate, shall make such adjustments and amendments to, make such determinations or take such actions, in each case in compliance with all applicable securities Laws, with respect to the Notes, Company Stock Purchase Plan, Company Stock Options, Company Benefit Plans, Restricted Shares including obtaining consents where necessary, to implement the payment of the Merger Consideration as contemplated by Section 2.1(b).

Section 5.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in

doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) days after the date hereof use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as any other person may assert under Regulatory Law (as hereinafter defined) with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their Subsidiaries, from any third party and/or any Governmental Entity with respect thereto, allowing each other to review in advance any filing or written materials submitted to any Governmental Entity, and providing the other party and its counsel with advance notice of and, to the extent permitted by Law, the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement.

(c) Subject to Section 5.10, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether

temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, "Regulatory Law" means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

(e) The Company shall cooperate with Parent with respect to, and use commercially reasonable best efforts to facilitate, possible alternative or supplemental structures (including internal restructurings by the Company or its Subsidiaries) for the acquisition of the Company and its Subsidiaries, provided that such structures do not impede or delay the Closing of the transaction or change the Merger Consideration or materially adversely affect the Company and its Subsidiaries, taken as a whole, should the Merger not occur.

Section 5.7 Takeover Statute. If any Takeover Statute, "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the Merger, the Voting Agreement, the Rollover Commitments or the other transactions contemplated, by this Agreement, each of the Parties and the members of their respective boards of directors shall grant such approvals and take such reasonable actions as are reasonably necessary so that the Merger, the Voting Agreement, the Rollover Commitments and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, the Voting Agreement, the Rollover Commitments and the other transactions contemplated hereby.

Section 5.8 Public Announcements. Except with respect to a Change in Board Recommendation, the Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release, filings made and correspondence with the SEC or other public statement or comment prior to the issuance of such press release, filing, correspondence or other public statement or comment relating to this Agreement or the transactions contemplated herein (other than routine employee communications) and shall not issue any such press release, filing, correspondence or other public statement or comment prior to such consultation except as such party in its good faith judgment may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, it being understood that the final form of any release or statement shall be at the final

discretion of the issuing party. Parent and the Company agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees (in their capacity as such and not as stockholders or option holders of the Company or its Subsidiaries), as the case may be, of the Company or its Subsidiaries as provided in any agreement (copies of which have been provided to Parent and are listed in Section 5.9(a) of the Company Disclosure Schedule) or in the articles of incorporation or bylaws or other organization documents of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect. For a period of four (4) years from the Effective Time, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company's and any of its Subsidiaries' articles of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, or officer of the Company or any of its Subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party") against any costs or expenses (including advancing reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "Action"), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such persons serving as an officer, director or other fiduciary in the Company or any other entity if such service was at the request or for the benefit of the Company; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without either Parent's or the Surviving Corporation's prior written consent, and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is

ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law. Nothing in this Section 5.9(b) shall obligate Parent or the Surviving Corporation to have any indemnification obligation to any Indemnified Party with respect to losses incurred as a result of a breach of the duty of loyalty or other improper action, in each case involving a situation in which the Indemnified Party had a conflicting financial or other material interest (other than as a stockholder or employee or director of the Company).

(c) For a period of four (4) years from the Effective Time (the "Tail Period"), Parent shall either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause the Surviving Corporation to provide substitute policies or cause the Surviving Corporation to purchase, a "tail policy," in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided however, that in no event shall the aggregate costs of such insurance policies exceed in any one year during the Tail Period the cost of the aggregate annual premiums paid by the Company for such purpose during the calendar year prior to the date hereof (which aggregate annual premiums with respect to such period are hereby represented and warranted by the Company to be in the amount set forth in Section 5.9 of the Company Disclosure Schedule), plus 200%, it being understood that the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such cost plus 200%; provided further that the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 5.9(c) by causing the Company to obtain prepaid (or "tail") directors' and officers' liability insurance policy, in each case, the material terms of which including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 5.9(c).

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, NRS 92A or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under any such policies.

(e) This Section 5.9 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or

substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate, in full subject to a customary joint defense agreement, in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby and no such settlement shall in any event be agreed to without Parent's prior written consent.

Section 5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Company shall notify Parent, on a current basis, of any events or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Affiliates (but excluding traffic violations and similar misdemeanors), and shall reasonably cooperate with Parent or its Affiliates in efforts to mitigate any adverse consequences to Parent or its Affiliates which may arise therefrom (including by coordinating and providing assistance in meeting with regulators).

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.13 Acquisition of Shares. Prior to the Effective Time, neither Parent nor Merger Sub shall, directly or indirectly, purchase any shares of Company Common Stock or otherwise intentionally acquire the right to vote shares of Company Common Stock, without the Company's prior written consent (other than pursuant to the Rollover Commitments).

Section 5.14 Control of Operations. Without in any way limiting any party's rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Upon the signing of this Agreement, the Company Board will establish an operating committee ("Operating Committee"). From the date hereof until the Effective Time, the Operating Committee shall meet weekly, or more frequently in the event of unanticipated material developments at the Company, to discuss major developments at the Company, such as material personnel matters, material customer or supplier developments and significant financial matters, including with respect to material capital expenditures. A designated representative of the Operating Committee shall promptly notify Parent of any material disagreements among the members of the Operating Committee. The primary purpose of the Operating Committee is to ensure compliance with the terms of this Agreement and otherwise maintain operation of the Company in the ordinary course, while permitting the functional business heads to continue to perform their duties. Parent may elect to designate an observer to the Operating Committee (the "Observer"), provided that the Observer shall have no authority to vote on matters pending before the Operating Committee. Further, the Company shall manage all of its business projects and activities substantially in accordance with the budgets provided to Parent and its representatives prior to the date hereof and under the supervision of the Operating Committee or such project managers as the Operating Committee may designate.

Section 5.15 Non-Disparagement. From and after the date hereof until the Effective Time, each of the Parent and its Affiliates and the Company shall not, and shall direct each of its officers and directors to not, (a) disparage the business, operations, services, practices, prospects following effectiveness of the transactions contemplated by this Agreement, management, employees, directors or officers of the Company, Parent, Merger Sub and any of their Affiliates, or (b) take any actions intended to impair the Company's ongoing business reputation or its relationships with its customers, suppliers and employees following the Effective Time; provided, however, that the foregoing shall not preclude statements made in good faith in connection with legal proceedings or as required by Law.

Section 5.16 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to those employees of the Company and its Subsidiaries who are actively employed as of immediately prior to the Effective Time ("Company Employees") annual base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity-based compensation), that are substantially comparable, in the aggregate, to such annual base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity-based compensation) provided to the Company Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall prohibit the Surviving Corporation from terminating the employment of any Company Employee.

(b) For purposes of vesting, eligibility to participate and levels of benefits (but not actual accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Benefit Plans) (the "New Plans"), each Company Employee shall, to the extent permited by law and the terms of the employee benefit plans of Parent, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The provisions of this Section 5.16 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.16 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Closing of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and/or the other transactions contemplated by this Agreement shall be in effect.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in Section 4.1 (Qualification, Organization) and Section 4.2(a) (Corporate Authority) shall be true and correct in all respects (except, in the case of Section 4.1(a) for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than those referenced in clause (i) above) shall be true and correct in all respects (disregarding any materiality or Parent Material Adverse Effect qualifiers contained therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) or (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or waiver by Parent) of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 3.1 (Qualification, Organization, Subsidiaries, etc.), Section 3.2 (Capital Stock), Section 3.2(e) (Subsidiaries), Section 3.4(a) (Corporate Authority), Section 3.8(a)(ii) (Absence of Certain Changes or Events), Section 3.22 (Required Vote of the Company Stockholders), and Section 3.24 (State Takeover Statutes) shall be true and correct in all respects (except, in the case of Sections 3.1(a), 3.2 and 3.2(e) for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement (other than those referenced in clause (i) above) shall be true and correct in all respects (disregarding any materiality or Company Material Adverse Effect qualifiers contained

therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) or (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chairman of the Board or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and Section 6.3(d) have been satisfied.

(d) The Company shall have delivered to Parent, in form and substance acceptable to Parent, a consent (i) to the transactions contemplated hereunder from JPMorgan Chase Bank ("JPMC") including with respect to the pre-payment of the Notes with respect to JPMC's credit facilities with the Company's Subsidiaries and (ii) to assign that certain Master Terminal Service Agreement Contract Number K25815, by the Company's customer named therein.

(e) Since the date of this Agreement there shall not have been a Company Material Adverse Effect.

Section 6.4 Frustration of Conditions. No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Closing Date shall not have occurred on or before November 30, 2012 (the "End Date") and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

(ii) an injunction, other legal restraint or order shall have been entered by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to remove such injunction, other legal restraint or order in accordance with Section 5.6; or

(iii) the Company Meeting shall have concluded and, upon a vote taken at such meeting, the Company Stockholder Approval contemplated by this Agreement shall not have been obtained, provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval is proximately caused by (a) a Change in Board Recommendation that is not permitted by Section 5.3(d) or (b) a breach by the Company of Section 5.4;

(c) by the Company, if:

(i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, further, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; or

(ii) prior to the receipt of the Company Stockholder Approval, (A) the Company Board has received a Superior Proposal which did not result from a breach by the Company of Section 5.3, (B) in light of such Superior Proposal a majority of the disinterested directors of the Company shall have determined in good faith, after consultation with outside counsel and financial advisors, that withdrawal or modification of its Recommendation is necessary in order to comply with its fiduciary duties under applicable Law, (C) the Company has notified Parent in writing of the determinations described in clause (B) above, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, (D) at least five Business Days following receipt by Parent of the notice referred to in clause (C) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (C) above, such Superior Proposal remains a Superior Proposal and a majority of the disinterested directors of the Company has again, following good faith negotiations with Parent during such five Business Day period, made the determinations referred to in clause (B) above (it being understood that in the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent pursuant to clause (C) above and to comply with the requirements of this Section 7.1(c)(ii) with respect to such new written notice, except that all references in this clause (D) to five Business Days shall be deemed to be references to three Business Days in such event), (E) the Company has previously paid (or concurrently pays) the

Termination Fee and (F) the Company Board has approved or concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent's intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied;

(ii) the Company Board or a committee thereof withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or resolves or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its Recommendation, fails to recommend to the Company's stockholders that they give the Company Stockholder Approval or approves, endorses or recommends, or resolves to or publicly proposes to approve, endorse or recommend, any Alternative Proposal, including in any disclosure made pursuant to Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act;

(iii) the Company or any of its Subsidiaries or Representatives materially breaches its obligations under Section 5.3 or Section 5.4 or if the Company gives Parent the notification contemplated by Section 7.1(c)(ii)(C); or

(iv) since the date of this Agreement there shall have been a Company Material Adverse Effect that cannot be cured by the End Date.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement, and the provisions of this Section 7.1, Section 7.2 and Article VIII), and except as provided in Section 7.2, there shall be no liability on the part of the Company or Parent and Merger Sub (or any of their members, stockholders, managers, officers, directors, employees or agents) to the other except liability arising out of any willful breach of any of the representations, warranties or covenants in this Agreement by the Company, any action for fraud, or as provided for in the Confidentiality Agreement, in which case, the aggrieved party shall be entitled to all rights and remedies available at law or in equity (subject to any express limitations set forth in this Agreement).

Section 7.2 Termination Fee; Expenses.

(a) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent a termination fee of two million ($2,000,000) in cash (the "Termination Fee"); or

(ii) (x) at any time after the date of this Agreement, an Alternative Proposal shall have been made known to the Company or publicly disclosed, (y) this Agreement is terminated by Parent pursuant to Section 7.1(b)(i) or Section 7.1(d)(i) and Parent establishes such a breach (or Parent has the right at the time to terminate this Agreement under Section 7.1(b)(i), irrespective of whether the Company is the terminating Party pursuant to Section 7.1(b)(i)) , or this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii) (so long as, in the case of Section 7.1(b)(iii), the Alternative Proposal was publicly disclosed and not withdrawn at the time of the Company Meeting) and (z) within twelve (12) months after this termination, the Company enters into an agreement in respect of any Alternative Proposal or a transaction pursuant to which any Alternative Proposal is consummated, then the Company shall pay to Parent the Termination Fee (provided, that, for purpose of this Section 7.2(a)(ii), the term "Alternative Proposal" shall have the meaning assigned to such term in Section 5.3, except that the references to "25% or greater" and "25% or more" shall be deemed to be references to "50% or greater" and "50% or more," respectively); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent the Termination Fee; or

(iv) (a) at any time after the date of this Agreement, an Alternative Proposal shall have been made known to the Company or publicly disclosed and (b) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b)(iii) (so long as the Alternative Proposal was publicly disclosed and not withdrawn at the time of the Company Meeting), Section 7.1(b)(i) or Section 7.1(d)(i) and Parent establishes such a breach and no Termination Fee is yet payable in respect thereof pursuant to Section 7.2(a)(ii), then the Company shall pay to Parent all of the Expenses (as hereinafter defined) of Parent and Merger Sub and their Affiliates, and thereafter the Company shall be obligated to pay to Parent the Termination Fee (net of the amount of Expenses previously actually paid to Parent pursuant to this sentence) in the event such fee is payable pursuant to Section 7.2(a)(ii) (provided, that, for purpose of this Section 7.2(a)(iv), the term "Alternative Proposal" shall have the meaning assigned to such term in Section 5.3, except that the references to "25% or greater" and "25% or more" shall be deemed to be references to "50% or greater" and "50% or more," respectively). As used herein, "Expenses" shall mean all out-of-pocket fees and expenses and commitment fees (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates) incurred by Parent, Merger Sub and their Affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger; or

(v) this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) and the Company establishes such a breach, then Parent shall pay to the Company a termination fee of two million ($2,000,000) in cash, which payment shall, notwithstanding anything herein to the contrary, constitute Company's sole and exclusive remedy under or in respect of this Agreement (the "Reverse Termination Fee").

(b) Any payment required to be made pursuant to clause (i) of Section 7.2(a) shall be made to Parent concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 7.1(c)(ii); any payment required to be made by the Company pursuant to clause (ii) of Section 7.2(a) shall be made to Parent promptly (and in any event not later than two Business Days following the Company's entering into an agreement regarding or consummation of the Alternative Proposal); any payment of Expenses required by clause (iv) of Section 7.2(a) shall be made promptly following termination of this Agreement; any payment of the Termination Fee required by clause (iv) of Section 7.2(a) shall be made to Parent promptly (and in any event not later than two Business Days following the Company's entering into an agreement regarding or consummation of the Alternative Proposal); any payment required to be made pursuant to clause (iii) of Section 7.2(a) shall be made to Parent promptly (and in any event not later than two Business Days following Parent's termination of this Agreement); and, in circumstances in which Expenses are payable to Parent, such payment shall be made not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). Any payment required to be made pursuant to clause (v) of Section 7.2(a) shall be made promptly following termination of this Agreement by the Company. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the recipient thereof.

(c) In the event that the Company or Parent shall fail to pay the Termination Fee, the Reverse Termination Fee and/or Expenses, required pursuant to this Section 7.2 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the lesser of (a) the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank's Prime Lending Rate plus five percent (5%) and (b) the highest rate of interest permitted under applicable law. In addition, if the Company or Parent shall fail to pay such fee and/or Expenses, as the case may be, when due, such Party shall also pay to the recipient all costs and expenses (including attorneys' fees) in connection with the recipient's efforts to collect such fee and/or Expenses, as the case may be. Each Party acknowledges that the fee, Expense reimbursement and the other provisions of this Section 7.2 are an integral part of the Merger and that, without these agreements, such Party would not enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Enforcement

. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to termination of this Agreement in accordance with Article VII, Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any federal or state court located in Clark County, Nevada, it being understood that this shall be the Parties' sole and exclusive remedy for breach, in lieu of and prior to terminating the Agreement under Article VII and receiving the Termination Fee or Reverse Termination Fee, if applicable.

Section 8.5 Remedies

. The Company acknowledges and agrees that its only remedies for any breach (whether willful or otherwise) by Parent or Merger Sub hereunder are set forth in Section 7.2(a)(v) and Section 8.4 hereof and that the Reverse Termination Fee constitutes liquidated damages. The Company hereby, on behalf of itself, and its Affiliates, successors and assigns irrevocably waives and forever releases any other claim or remedy for damages at law or in equity arising from or in connection with this Agreement and acknowledges and agrees that in no event shall the Company seek any (i) equitable relief or equitable remedies of any kind whatsoever or (ii) money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages other than damages in an amount not in excess of the Reverse Termination Fee.

Section 8.6 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and

construed in accordance with the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

Section 8.7 Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in Clark County, Nevada. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Fax: (617) 867-4698
Attention: General Counsel

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, TX 78701
Fax: (512) 322-8377
Attention: Laura L. Tyson

To the Company:

Blackwater Midstream Corp
660 LaBauve Drive
Westwego, LA 70094
Fax: (504) 340-9406
Attention: Michael Suder

with a copy to (which shall not constitute notice):

Milling Benson Woodward L.L.P.
909 Poydras Street, Suite 2300
New Orleans, LA 70112-7070
Fax: (504) 569-7001
Attention: J. Timothy Betbeze

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification

shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.10 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without written consent of any party hereto, (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, (ii) Parent may assign any right to receive a payment by the Company of the Termination Fee or Expenses to any direct or indirect wholly-owned subsidiary of Parent, and (iii) Merger Sub and/or Parent may assign its rights hereunder as collateral security to any lender to Merger Sub and/or Parent or an Affiliate of Merger Sub and/or Parent, as the case may be, but, in each case, no such assignment shall relieve Merger Sub and/or Parent, as applicable, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.12 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.13 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or wavier shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.14 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or

interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.15 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall be deemed to mean "and/or." All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any time materiality of effect is measured with respect to the Company and its Subsidiaries, the interests not owned directly or indirectly by the Company and its wholly owned Subsidiaries shall be excluded.

Section 8.16 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.17 Determinations by the Company. Whenever a determination, decision or approval by the Company is called for in this Agreement, such determination, decision or approval must be authorized by the Company Board.

Section 8.18 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) "Affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or

cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.

(c) "Contracts" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

(d) "Joint Venture" shall mean any corporation, partnership, association, trust or other form of legal entity of which 50% or less of the outstanding voting securities are on the date hereof directly or indirectly owned by such party.

(e) "Knowledge" means (x) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(e)(x) of the Parent Disclosure Schedule after reasonable inquiry and (y) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(e)(y) of the Company Disclosure Schedule after reasonable inquiry.

(f) "Orders" or "orders" means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(g) "person" or "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(h) "Rollover Commitment" means the acknowledgement or commitment made by certain members of management of the Company in a commitment letter or other support agreement executed as of the date hereof wherein such person agrees to rollover some of their equity interest in the Company in exchange for equity in the Parent rather than exchanging it for the Merger Consideration.

(i) "Subsidiaries" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner.

(j) Each of the following terms is defined in the Sections set forth opposite such term:

2009 Notes	Section 2.1(b)(iii)
2010 Notes	Section 2.1(b)(iii)
Action	Section 5.9(b)
Affiliate Transaction	Section 3.13
Affiliates	Section 8.18(a)

AUS01:633063.12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BLACKWATER MIDSTREAM HOLDINGS LLC

By: X ______________________
Name: Daniel R. Revers
Title: President

BLACKWATER ACQUISITION SUB, INC.

By: X ______________________
Name: Daniel R. Revers
Title: President

BLACKWATER MIDSTREAM CORP.

By: ______________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BLACKWATER MIDSTREAM HOLDINGS LLC

By:______________________________

Name:

Title:

BLACKWATER ACQUISITION SUB, INC.

By:______________________________

Name:

Title:

BLACKWATER MIDSTREAM CORP.

By: [signature]

Name: Michael D. Suder

Title: President and CEO

Exhibit A
Form of Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (this "**Agreement**") is made and entered into as of June 29, 2012 by and between Blackwater Midstream Holdings LLC, a Delaware limited liability company ("**Parent**"), and the undersigned stockholder (the "**Stockholder**") of Blackwater Midstream Corp., a Nevada corporation (the "**Company**").

A. Parent, the Company and Blackwater Acquisition Sub Inc., a Nevada close corporation and an indirect wholly-owned subsidiary of Parent ("**Merger Sub**"), have entered into an Agreement and Plan of Merger (the "**Merger Agreement**") dated as of June 29, 2012, which provides for the merger (the "**Merger**") of Merger Sub with and into the Company with the Company surviving and pursuant to which all outstanding capital stock of the Company will be cancelled and converted into the right to receive the consideration set forth in the Merger Agreement.

B. As of the date of this Agreement, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "**Exchange Act**")) of such number of shares of Company Common Stock as is indicated on Exhibit A to this Agreement.

C. In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in his capacity as such) has agreed to vote the Shares (as defined below) and such other shares of capital stock of the Company over which the Stockholder has or will acquire voting power, so as to facilitate consummation of the Merger. In addition, the Stockholder understands and acknowledges that the Company and Parent are entitled to rely on (i) the truth and accuracy of such Stockholder's representations contained herein and (ii) such Stockholder's performance of his obligations set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

1.1 "**Beneficially Own**" or "**Beneficial Ownership**" or "**Beneficially Owned**," with respect to any securities, means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any Contract. A "**Beneficial Owner**" is a Person who Beneficially Owns securities.

1.2 "**Expiration Date**" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement or (iii) one business day prior to the fifteenth anniversary

hereof unless extended, in accordance with applicable law, prior to such anniversary, in writing signed by all the parties.

1.3 "**Shares**" shall mean: (i) all shares of Company Common Stock (including all options, warrants, and other rights to acquire shares of Company Common Stock) Beneficially Owned by the Stockholder as of the date of this Agreement, and (ii) all additional shares of Company Common Stock (including all options, warrants, and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires Beneficial Ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

1.4 A Person shall be deemed to have effected a "**Transfer**" of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2. Transfer of Shares.

2.1 No Transfer of Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, such Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares.

2.2 No Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, such Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar Contract to vote or give instructions with respect to the Shares (other than this Agreement and the Proxy) in contravention of the obligations of such Stockholder (including in any manner inconsistent with Section 4) under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares.

3.1 Until the Expiration Date, at every meeting of the Company's stockholders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company's stockholders with respect to any such meeting, the Stockholder shall vote (to the extent not voted by the person(s) appointed under the Proxy) the Shares:

(a) in favor of: (i) the adoption of the Merger Agreement (as it may be amended from time to time), (ii) each of the actions contemplated by the Merger Agreement in respect of which approval of the Company's stockholders is requested, and (iii) any matter that would reasonably be expected to facilitate the Merger; and

(b) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (i) the approval of any proposal made in opposition to, or in competition with, the Merger or any other

transactions contemplated by the Merger Agreement, (ii) any Alternative Proposal, and (iii) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.

3.2 In the event that a meeting of the holders of shares of Company Common Stock is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

4. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a duly executed proxy in the form attached hereto as Exhibit B with respect to the Shares (the "**Proxy**"), which Proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by applicably Law, with respect to each and every meeting of the stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 3 covering the total number of Shares in respect of which such Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement, (i) the Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by such Stockholder with respect to the subject matter contemplated by Section 3, and (ii) such Stockholder agrees to not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of Section 4, until after the Expiration Date.

5. No Ownership Interest; Directors and Officers. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, as applicable, and this Agreement shall not confer any right, power or authority upon Parent or any other Person to direct any Stockholder in the performance of any of such Stockholder's duties or responsibilities as an officer or director, as the case may be, of the Company (it being understood that this Agreement shall apply to each such Stockholder solely in his capacity as a holder of shares of Company Common Stock and options to purchase shares of Company Common Stock).

6. Representations and Warranties of the Stockholder. The Stockholder, for and on behalf of himself, hereby represents and warrants to Parent that:

6.1 Power; Binding Agreement. The Stockholder has full power, capacity and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action, if any, on the part of the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement or the Proxy, the performance by the Stockholder of its obligations hereunder or thereunder or the

consummation by the Stockholder of the transactions contemplated hereby or thereby. This Agreement and the Proxy have been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitute a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with their terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

6.2 No Conflicts. No filing with, and no permit, authorization, consent, or approval of, any Governmental Entity, and, if the Stockholder is married, no consent of the Stockholder's spouse is necessary under any "community property" or other laws is necessary for the execution by the Stockholder of this Agreement and the Proxy, the performance by the Stockholder of his obligations hereunder and thereunder and the consummation by the Stockholder of the transactions contemplated hereby and thereby. None of the execution and delivery by the Stockholder of this Agreement or the Proxy, the performance by the Stockholder of his obligations hereunder or thereunder or the consummation by the Stockholder of the transactions contemplated hereby or thereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets may be bound, or (ii) violate any legal requirements applicable to the Stockholder or any of the Stockholder's properties or assets, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation, or be reasonably likely to prevent or delay, the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay, or be reasonably likely to prevent or delay, the Stockholder from performing his obligations under this Agreement.

6.3 Ownership of Shares. As of the date of this Agreement, the Stockholder (i) is the Beneficial Owner of the shares of Company Common Stock (including all options, warrants, and other rights to acquire shares of Company Common Stock) set forth in Exhibit A of this Agreement and (ii) does not own, beneficially or otherwise, any shares of Company Common Stock (including all options, warrants, and other rights to acquire shares of Company Common Stock), other than as set forth in Exhibit A of this Agreement. The Shares are and will be at all times up until the Expiration Date free and clear of any Liens, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on the Stockholder's voting rights and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement.

6.4 Voting Power. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

6.5 No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

6.6 No Solicitation; Notification. Until the Expiration Date, the Stockholder, solely in his capacity as a stockholder of the Company, shall not, and shall not authorize, or encourage any Representative or Affiliate of such Person, directly or indirectly, to take any action that would, or would reasonably be expected to, result in the violation by the Company of Section 5.3 of the Merger Agreement; provided, that, nothing herein shall prevent the Stockholder from taking any action solely in his capacity as an officer or director, as the case may be, of the Company in the exercise of his fiduciary duties with respect to an Alternative Proposal or Superior Proposal in compliance with the terms of the Merger Agreement. Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 6 by the Stockholder or any of his Representatives or Affiliates shall be deemed to be a breach of this Agreement by the Stockholder. The Stockholder shall not enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to an Alternative Proposal unless and until this Agreement is terminated pursuant to its terms.

7. Disclosure. Subject to reasonable prior notice and approval, the Stockholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, including, without limitation, the Stockholder's identity and ownership of Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

8. Consent and Waiver. The Stockholder hereby irrevocably grants any and all consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party or subject or in respect of any rights the Stockholder may have in connection with the Merger or the other transactions provided for in the Merger Agreement (whether such rights exist under the certificate of incorporation or bylaws of the Company, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, the Stockholder hereby waives, in his capacity as a stockholder of the Company, any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors' actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith; and the Stockholder agrees not to exercise any rights of appraisal or any dissenters' rights that the Stockholder may have (whether under applicably Law or otherwise) or could potentially have or acquire in connection with the Merger.

9. Further Assurances. Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill the Stockholder's obligations under

this Agreement. The Stockholder, in his capacity as a holder of Shares, shall at all times publicly support the Merger and other transactions contemplated by the Merger Agreement.

10. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement.

11. Miscellaneous.

11.1 Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any legal requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.3 Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of any Stockholder may be assigned to any other Person without the prior written consent of Parent.

11.4 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

11.5 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

11.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada irrespective of conflict of law principles.

11.7 Submission to Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of any federal or state court located in Clark County, Nevada; (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in any federal or state court located in Clark County, Nevada; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any federal or state court located in Clark County, Nevada; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any federal or state court located in Clark County, Nevada. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.11. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any legal requirement providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.10 Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

11.11 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Parent or Merger Sub:

c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Fax: (617) 867-4698
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, TX 78701
Fax: (512) 322-8377
Attention: Laura L. Tyson

If to the Company:

Blackwater Midstream Corp
660 LaBauve Drive
Westwego, LA 70094
Fax: (504) 340-9406
Attention: Michael Suder

If to any Stockholder:

To the address for such Stockholder set forth on Exhibit A.

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

11.12 Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

11.13 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

11.14 Interpretation.

(a) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

11.15 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

11.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

BLACKWATER MIDSTREAM HOLDINGS LLC

By: ____________________________________

Name: ________________________________

Title: _________________________________

STOCKHOLDER

____

Philip Oliver Tracy

STOCKHOLDER

____

William Gore

STOCKHOLDER

____

William Daniel Weidner III

STOCKHOLDER

____

Herbert N. Whitney

STOCKHOLDER

____

Dale T. Chatagnier

STOCKHOLDER

____

Donald St. Pierre

STOCKHOLDER

____

Francis A. Marrocco

EXHIBIT A

SCHEDULE OF OWNERSHIP

Name	Shares	Address
Philip Oliver Tracy	3,125,000	5 Iverleith Avenue South Edinburgh, Scotland EH3 5QA United Kingdom
Michael D. Suder	3,033,569	Blackwater Midstream Corp 660 LaBauve Drive Westwego, LA 70094
Dale T. Chatagnier	1,507,828	Blackwater Midstream Corp 660 LaBauve Drive Westwego, LA 70094
Francis A. Marrocco	1,493,828	Blackwater Midstream Corp 660 LaBauve Drive Westwego, LA 70094
William Daniel Weidner III	1,429,500	5458 Dayna Court New Orleans, LA 70125
William Gore	930,750	Pointwell Mill, Pointwell Lane Coggeshall, Essex CO6 1RH United Kingdom
Donald St. Pierre	779,890	Blackwater Midstream Corp 660 LaBauve Drive Westwego, LA 70094
Herbert N. Whitney	472,709	6638 East 105th Street Tulsa, OK 74133

EXHIBIT B

IRREVOCABLE PROXY

The undersigned stockholder ("**Stockholder**") of Blackwater Midstream Corp., a Nevada corporation (the "**Company**"), hereby irrevocably (to the fullest extent permitted by law) appoints [____________________] the [____________________] of Blackwater Midstream Holdings LLC, a Delaware limited liability company (the "**Parent**"), acting by and through any person designated by the Parent ("**Proxy Holder**"), as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of Company Common Stock that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable to Stockholder on or after the date hereof (collectively, the "**Shares**") in accordance with the terms of this Irrevocable Proxy until the Expiration Date. Upon Stockholder's execution of this Irrevocable Proxy, any and all prior proxies given by Stockholder with respect to any Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and Stockholder (the "**Voting Agreement**"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the "**Merger Agreement**"), among ArcLight Acquisition Sub Inc., a Nevada corporation and a direct wholly-owned subsidiary of Parent ("**Merger Sub**"), Parent, and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Voting Agreement.

The Proxy Holder is hereby authorized and empowered by Stockholder, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of Stockholder with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent of the Company's stockholders: (i) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and any matter that would reasonably be expected to facilitate the Merger; and (ii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (a) the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (b) any Alternative Proposal, and (c) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.

The Proxy Holder may not exercise this Irrevocable Proxy on any other matter except as provided herein. Stockholder may vote the Shares on all other matters.

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: June 29, 2012

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Irrevocable Proxy to be duly executed as of the date first written above.

STOCKHOLDER

____

COMPANY DISCLOSURE SCHEDULE

Schedule 3.2(b)

Outstanding Subscriptions, Warrants, Options, Etc.

On May 19, 2010, the Company entered into an investor relations agreement with Malcolm McGuire & Associates, L.L.C. ("McGuire") and amended the agreement on June 11, 2010. Pursuant to the agreement, the Company granted McGuire options to purchase 100,000 shares of restricted common stock at an exercise price of $0.50 per share. The options vested on November 20, 2010 and may be exercised by McGuire at any time after vesting date and prior to November 20, 2015.

Schedule 3.3
Subsidiaries of the Company

Blackwater New Orleans, L.L.C., a limited liability company organized under the laws of the State of Louisiana.

Blackwater Georgia, L.L.C., a limited liability company organized under the laws of the State of Georgia.

Blackwater Maryland, L.L.C., a limited liability company organized under the laws of the State of Maryland.

Schedule 3.4(c)

1. A Master Terminal Service Agreement with one of the Company's customers at the Westwego facility contains the following provision:

Section 22: Assignments

This Agreement will be binding upon an inure to the benefit of the successors and assigns of each of the respective parties; provided, however, that no assignment of this Agreement will be made by either party either directly or indirectly without prior written consent of the other, which consent will not be unreasonably withheld. Any attempted assignment without consent will be void.

2. Various loan documents between the Company and its Subsidiaries and JPMorgan Chase Bank, N.A. contain notice and/or consent provisions that will or may be triggered by the consummation of the transactions contemplated by the Agreement and Plan of Merger.

Schedule 3.9
Estimate Of Fees, Expenses Or Commissions
To Be Paid To Financial, Legal And Other Advisors

SunTrust Robinson Humphrey, Inc.: $500,000 fee, plus $10,000 - $12,000 reimbursement of expenses.

Alston & Bird: $60,000 - $70,000
(Counsel to SunTrust Robinson Humphrey, Inc.)

North American Terminal Services, LLC: North American Terminal Services provides the Company environmental consulting services under a retainer agreement, with fees payable at the rate of $3,000 per month.
(Environmental Consultants)

MaloneBailey LLP: $5,000 - $10,000
(Auditors)

Postlewaite and Netterville: $5,000 - $8,000
(Tax Accountants)

Loeb & Loeb LLP: $10,000-$20,000
(SEC Counsel)

Broadridge Investor Communications Solutions: $15,000
(Investor Services)

Milling Benson Woodward L.L.P.: Milling Benson provides the Company legal services under a retainer agreement, with fees payable at the rate of $15,000 per month.
(General Corporate Counsel)

Schedule 3.11
Environmental Disclosures

On February 9, 2009, one of the Company's storage tanks at its Westwego facility with a leasable capacity of approximately 47,000 barrels developed a minor leak during the initial introduction of a customer's product (sulfuric acid) into the tank. Terminal staff detected the leakage in its early stages, which was successfully contained in the designed earthen berm area. Terminal staff and management immediately contacted and apprised all required federal, state and local authorities and agencies of the situation. Additionally, terminal staff began remediation and cleanup efforts and activated expert environmental cleanup companies. One of the efforts to minimize the leakage was to transfer the product into an adjacent 100,000 barrel storage tank. This tank also seemed to be experiencing a possible leak, so the product was transferred into rented barges specifically designed for the product. All necessary repairs to the tanks were completed as well as all environmental cleanup.

Schedule 3.12(a)
Employee Benefit Plans

Stock Incentive Plan:
Blackwater Midstream Corp. 2008 Incentive Plan
Approved by Board of Directors and Shareholders

401-(k) Plan:
Blackwater Midstream Corp. 401(k) Plan
#9418

Medical Group Insurance:
Blue Cross Blue Shield-of Louisiana
Group # 26V82ERC/0000

Dental & Vision Group Insurance & Short-Term & Long-Term Disability Options:
Principal Financial Group
Group # H61315-1

Life Insurance Group Insurance:
Fort Dearborn Life
Group # GAE10129-1

Vacation & Holiday Plan & Bonus:
See Blackwater Midstream Employee Handbook

Schedule 3.12(e)

Effect of Merger on Existing Benefits

The consummation of the transactions contemplated by the Agreement and Plan of Merger will constitute a "Change in Control" under the terms of the Blackwater Midstream Corp. 2008 Incentive Plan (the "Plan)". Pursuant to Section 6.7 of the Plan, effective the day immediately preceding the Change in Control date, "all outstanding Stock Options and Stock Appreciation Rights then outstanding shall become 100% vested and immediately and fully exercisable," and "all of the restrictions and conditions of any Restricted Stock and any Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Restriction Period with respect thereto shall be deemed to have expired, and thus each such Incentive Award shall become free of all restrictions and fully vested."

As a result of the foregoing, the following shares will vest effective the day immediately preceding the Change of Control date:

Michael Suder	2,935,553 Shares
Dale Chatagnier	1,483,828 Shares
Francis Marrocco	1,483,828 Shares
Donald St. Pierre	777,090 Shares

The Company is obligated to reimburse Michael Suder, Dale Chatagnier and Francis Marrocco for any payments made by them as a result of any federal or state income taxes incurred that are attributable to the issuance of shares issued to them pursuant to the Stock Purchase Plan in May and June 2008. The shares covered by this agreement are as follows:

Michael Suder	480,690 Shares
Dale Chatagnier	120,173 Shares
Francis Marrocco	120,173 Shares

Schedule 3.12(g)

Investigations Regarding the Determination of the Proper Grant Date of Company Stock Options

In 2009, the Company, in consultation with advisors, considered the proper grant date for the 2009 options granted to Company Directors under the Blackwater Midstream Corp. 2008 Incentive Plan. The Company had initially dated the grants as of April 2009, but following discussions with legal and accounting advisors, the grant date was set at May 4, 2009, the date the stock options were officially approved by the Company Board of Directors.

Schedule 3.13

Transactions with Affiliates

Related parties participated in both our September 2009 Convertible Debt Offering and our January 2010 Convertible Debt Offering. The following table summarizes the related party participation:

OFFERING	INVESTOR	AMOUNT	RELATIONSHIP
September 2009	Frances Suder, transferred to Michael Suder	$50,000	Mother (deceased) to Michael Suder, CEO & Director
September 2009	Jonathan Suder	100,000	Brother to Michael Suder, CEO & Director
September 2009	Nicolle Suder	30,000	Sister to Michael Suder, CEO & Director
September 2009	Philip Tracy	100,000	As of June 2011 member of the Board of Directors
September 2009	William Gore	150,000	As of June 2011 member of the Board of Directors
January 2010	Isaac Suder, transferred to Jonathan Suder	50,000	Father (deceased) to Michael Suder, CEO & Director
January 2010	Nicolle Suder	20,000	Sister to Michael Suder, CEO & Director
January 2010	Philip Tracy	100,000	As of June 2011 member of the Board of Directors
January 2010	William Gore	75,000	As of June 2011 member of the Board of Directors
	TOTAL	$675,000	

Schedule 3.19

Real Property and Facility Leases

Westwego, Louisiana – Lands owned by Blackwater New Orleans, L.L.C.

Approximately 20.65 acres of land, being Parcels X and Y of the Whitehouse Plantation, located in Sections 40 and 41, Township 13 South, Range 23 East, Southeastern land District, west of the Mississippi River, City of Westwego, Jefferson Parish, Louisiana, being the same property acquired by Blackwater New Orleans, L.L.C. from NuStar Terminals Operations Partnership L.P., per act dated December 23, 2008, registered in the Jefferson Parish Conveyance Records on December 30, 2008, in COB 3240, folio 945, under Instrument No. 10862212.

Improvements thereon bear municipal address 660 Labauve Road, Westwego, Louisiana.

Brunswick, Georgia – Lands leased by Blackwater Georgia, L.L.C.

Sublease of approximately 6.5 acres of land situated in the City of Brunswick, Glynn County, Georgia, being a portion of the lands owned by the City of Brunswick and Glynn County and leased to Georgia Ports Authority, a public corporation and instrumentality of the State of Georgia, being the same property subleased by Blackwater Georgia, L.L.C. per Assignment and Assumption of Lease dated May 17, 2010, and as evidenced by the Affidavit of Title recorded in the Glynn County, Georgia Clerk of Superior Court Records on August 19, 2010, in Deed Book 2753, p. 97 under CFN 32010008318 Transaction No. 56882, as extended by that certain Fourth Amendment to Agreement dated effective November 1, 2011.

Improvements thereon bear municipal address 211 Newcastle Street, Brunswick, Georgia.

Salisbury, Maryland – Lands owned by Blackwater Maryland, L.L.C.

Approximately 27 acres of land situated in Salisbury Election District, Wicomico County, Maryland, on the Northwesterly side of and binding on the Wicomico River and on the southeasterly side and binding upon the center line of a forty-foot road known as Glenn Road, as being the same property acquired by Blackwater Maryland, L.L.C. from NuStar Terminals Operations Partnership L.P., per act dated December 22, 2011, registered in the Wicomico County Land Records on January 6, 2012, in Liber 3391, folio 115.

Improvements thereon bear municipal address 1132 Marine Road, Salisbury, Maryland.

Schedule 3.20

Insurance Coverages

CURRENT INSURANCE COVERAGE SUMMARY

BLACKWATER MIDSTREAM CORP.

AGENT	INSURER	TYPE OF COVERAGE	POLICY NUMBER	LIMITS	DEDUCTIBLE AMOUNT	DATES	PREMIUM	TAXES/FEES	TOTAL PREMIUM	RATE	MIN. EARNED AMOUNT
Lockton	Seabright	WC-LA, NJ, GA & MD	BB1121133	$1 Million		1/Feb/2012-31/Jan/2013	$145,340.00	Est	$145,340.00	Monthly	$145,340.00
Lockton	Chartis	D&O EXECUTIVE LIABILITY & ENTITY SECURITIES LIABILITY	01-766-70-24	$5 Million	$75,000-$150,000	28/Aug/11-28/Aug/12	$33,835.00	$1,691.75	$35,526.75		$-
Lockton	Chartis	EMPLOYMENT PRACTICES LIABILITY	01-785-46-11	$1 Million	$25,000	28/Aug/11-28/Aug/12	$3,858.00	$191.90	$4,023.00		$-
Lockton	Chartis	FIDUCIARY LIABILITY	01-881-01-88	$1 Million	$5,000	28/Aug/11-28/Aug/12	$1,315.00	$35.75	$1,360.75		$-
Lockton	ACE/WESTCHESTER	CRIME COVERAGE ERISA BOND for 401K	DON G24580803 003	$1,000-$1,000,000	$1,000-$50,000	28/Aug/11-28/Aug/12	$3,117.00	$-	$3,117.00	Flat	$-
Wayne	NY Life	Key Person Insurance	Suder-7624[illegible] Chatagnier-[illegible] Marcocco-[illegible]	$1,000,000 $1,000,000 $500,000		Initial date 6/1/2010 Initial date 6/1/2010 Initial date 7/1/2010	$3,318.62 $4,017.96 $11,146.00		$3,318.62 $4,017.96 $11,146.00	Fixed Fixed Increases	
	TOTALS								$210,497.20		$145,340.00

BLACKWATER NO, BWGA & BWMD, LLC. 1/FEB/2012-31/Jan/2013 & Pollution Dec 2014

AGENT	INSURER	TYPE OF COVERAGE	POLICY NUMBER	LIMITS	DEDUCTIBLE	DATES	PREMIUM	TAXES/FEES	TOTAL PREMIUM	RATE	MIN. EARNED AMOUNT
Lockton	Ace American of Illinois Union Ins.	POLLUTION LEGAL LIABILITY for Westwego & Brunswick	PPLG24889087 001	$5 Million	$250,000 Retention/Deductible	1/Feb/12-21/Dec/14 3 YEAR plan 1 year premium	$66,987.00	$4,698.70	$71,685.70	FLAT	$113,974.00
Lockton	Ace American of Illinois Union Ins.	POLLUTION LEGAL LIABILITY for Maryland	PPLG24031738001	$10 Million	$250,000 Retention/Deductible	21/Dec/11-21/Dec/14 premium for 3 YEARS	$85,044.00	$-	$85,044.00	FLAT	$85,044.00
Lockton	Ace American of Illinois Union Ins. Indemnity Ins. Of N.A.	COMMERCIAL MARINE LIA. & TERMINAL OPERATOR'S LIA.	NO4628787	$1M-each Occurrence $1M-Personal Injury & Products $2M Gen.Aggregate	$25,000 per Occurrence $50,000 per Occurrence on Pollution Claims	1/Feb/12-31/Jan/13	$85,000.00	$-	$85,000.00	THREE PT Per Audit	$21,250.00
Lockton	DEEP SOUTH Praetorian Insurance	HIRED & NON OWNED COMMERCIAL AUTO LIABILITY	PCHU0003028	$1M Combined Single Limit No Vehicle Comp.	Actual cash value or Cost of repair Rental car Endorsements	1/Feb/12-31/Jan/13	$3,844.00	$250.00	$4,094.00	Fleet	$3,844.00
Lockton	Ace American of Illinois Union Ins. Indemnity Ins. Of N.A.	UMBRELLA "BUMBERSHOOT"	NO4628799	$3M-each Occurrence $3M Aggregate over GL, Auto & EL Inc.Pty	$25,000 from GL	1/Feb/12-31/Jan/13	$60,000.00	$-	$60,000.00	Flat	$60,000.00
Lockton	AmRisc LP: 30% Lloyds of London 30% QBE	PROPERTY of $33.4 M, Business Interruption, Construction & Electronic	18B615	Flood & Wind Sublimit of $11.2 Million Full limit-$10 Million Bus.Interruption$5.1M	$25,000, except $100,000 for dock at Replacement cost $100,000-Flood $250,000 Named Storm	1/Feb/12-31/Jan/13	$161,369.00	$10,764.02	$171,333.02	Scheduled	$40,042.25
Lockton	Lloyd's & Southern Marine	Cargo / Stock	4043	Vessel-$5,500,000 Terminal Storage-$31M	$100,000 or 1/2 of 1%	1/Feb/12-31/Jan/13	$7,658.00 Plus storage	$-	$7,658.00	Monthly volume	$1,904.50
Lockton	Allianz Global	COMMERCIAL PROPERTY & CONTRACTORS EQUIPMENT	MXI 93028658	Contents $3,000 Computer approx $230,000 Listed Eq-$24,242	$1,000	1/Feb/12-31/Jan/13	$3,782.00	$-	$3,782.00	VRS	$945.50
	TOTALS						$471,164.00	TOTAL	$482,876.72		$347,684.25

Schedule 3.23

Material Customer/Supply Contracts

Brunswick Terminal

Agreement Number	Initial Term Beginning Date	Current Term Ending Date	Renewal Options
11-001	1-Aug-10	31-Aug-12	2 Years
12-002	1-Sept-12	31-Aug-14	Yearly
11-822B	1-Aug-12	31-July-15	3 years or Yearly

Schedule 3.23

Material Customer/Supply Contracts
(continued)

Salisbury Terminal

Agreement Number	Initial Term Beginning Date	Current Term Ending Date	Renewal Options
06-11-1141/ 37-01	1-Apr-11	30-Apr-13	Yearly
07-12-1186/ 37-01	1-Mar-08	2/29/2013	Yearly
07-12-1186/ 37-02	1-Mar-08	2/29/2013	Yearly
08-04-1210/ 37-01	1-May-08	30-Apr-13	Yearly
08-04-1210/ 37-02	1-May-08	30-Apr-13	Yearly
12-004S	7-15-12	10-14-12	Monthly

Schedule 3.23

Material Customer/Supply Contracts (continued)

Westwego Terminal

Agreement Number	Initial Term Beginning Date	Current Term Ending Date	Renewal Options
11-001	1-Feb-11	31-Jan-13	6 months
K25815	1-Jun-11	31-May-13 (Awaiting customer execution of renewal agreement)	Yearly
K25815	1-Nov-11	31-Oct-12	Yearly
K25815	1-Nov-11	31-Oct-12	Yearly
K25815	15-Dec-11	14-Dec-13	Yearly
K25815	1-Jul-11	30-Jun-12	Yearly
09-014	1-Feb-10	31-Jan-15	Yearly
	15-Feb-10	14-Feb-15	Yearly
	1-Jun-10	31-May-15	Yearly
11-025	1-Aug-11	31-Jul-12	6 months
440207904E	1-Jul-10	30-Jun-13	Yearly
10-027	1-Aug-10	31-Jul-13	Yearly
10-027 Amend 2	1-Apr-11	31-July-12	Month to Month
10-027 Amend 1	1-Mar-11	31-July-12	Month to Month
10-027 Amend 3	1-March-12	31-Aug-15	Yearly
10-027	1-Aug-10	31-Jul-13	Yearly

Schedule 5.1

Permitted Conduct of the Company

None

Schedule 5.1(b)(iii)

Exceptions to Prohibition on Company's and Subsidiaries' Ability to Grant Rights to Acquire Shares of its Capital Stock

None

Schedule 5.1(b)(xx)

Exceptions to Prohibitions on Company's and Subsidiaries' Ability to Make Material Loans, Advances or Capital Contributions in Excess of $20,000

None

Schedule 5.9(a)

Agreements Containing Indemnification, Exculpation of Officers and Directors

The following provision is included in each of Michael Suder's, Dale Chatagnier's and Francis Marrocco's Employment Agreements:

Indemnification of Losses.

So long as Executive's actions were taken in good faith and furtherance of the Company's business and within the scope of Executive's duties and authority, the Company shall indemnify and hold Executive harmless to the full extent of the law from any and all claims, losses and expenses sustained by Executive as a result of any action taken by him to discharge his duties under this Agreement, and the Company shall defend Executive, at the Company's expense, in connection with any and all claims by stockholders or third parties which are based upon actions taken by Executive to discharge his duties under this Agreement.

Schedule 8.16(e)(y)
Persons with "Knowledge"

Michael Suder	William Gore
Francis Marrocco	Philip Tracy
Dale Chatagnier	William Weidner
Donald St. Pierre	Herbert Whitney